Exhibit 99.1



     Financial Media                    Robbin Moore
     and Investor Contact:              Director, Investor Relations
                                        Krispy Kreme Doughnuts, Inc.
                                        336-726-8857

     Media Contact:                     Amy Hughes
                                        Communications Director
                                        Krispy Kreme Doughnuts, Inc.
                                        336-726-8815



                   KRISPY KREME ANNOUNCES WORKFORCE REDUCTION
                         And Other Restructuring Actions


Winston-Salem, NC (February 8, 2005) - Krispy Kreme Doughnuts, Inc. (NYSE:KKD) (the "Company") announced today that it is reducing the number of employees in its corporate, mix plant, equipment manufacturing, and distribution facilities by approximately 25%. It is estimated that these actions will result in annual pre-tax savings of approximately $7.4 million and a cash restructuring charge of approximately $600,000 in the first fiscal quarter.

The Company also recently divested a corporate airplane that was subject to an operating lease. It is estimated that this action will result in annual pre-tax savings of approximately $3 million but will involve a cash charge of approximately $300,000 in the first fiscal quarter related to the divestiture.

As previously disclosed, the lenders under Company's Credit Facility have agreed to defer until March 25, 2005 the date on which an event of default would occur because of the Company's failure to deliver financial statements to the lenders for the quarter ended October 31, 2004. Also, as previously disclosed, the Company is currently unable to borrow funds under the Credit Facility. The Company presently is working on a business plan and intends to conduct discussions with its lending banks regarding amendments to its Credit Facility. The Company's cash from operations continues to be impacted adversely by previously disclosed unfavorable sales trends, and by the substantial costs and expenses associated with ongoing litigation, regulatory and restructuring matters. In light of the foregoing, Krispy Kreme believes that it will need to obtain, by the end of the waiver period, additional credit to fund its operations and required capital expenditures. There can be no assurance that the Company will be able to reach any agreement with the banks or that funding will be available when and in the amounts needed.

"Krispy Kreme is a great brand, and we are working very hard to help the Company rediscover its potential," said Steve Panagos, President and Chief Operating Officer of Krispy Kreme.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company's signature Hot Original



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Glazed. Krispy Kreme currently operates more than 400 stores in 45 U.S. states,
Australia, Canada, Mexico the Republic of South Korea and the United Kingdom. Krispy Kreme can be found on the World Wide Web at www.krispykreme.com.

                                      # # #

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are its dependence on franchisees to execute its store expansion strategy, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated, the outcome of the pending formal investigation by the United States Securities and Exchange Commission, the pending shareholder class action, the pending shareholder derivative actions, the pending Special Committee investigation, our auditors' ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.